CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated September 17, 2015, relating to the financial statements of Vet Online Supply, Inc.,  as of December 31, 2014 and for the period from May 31, 2014 (inception) through December 31, 2014 and to all references to our firm included in this Registration Statement.

Certified Public Accountants
Lakewood, Colorado
September 17, 2015